Exhibit 99.1

Stacy Feit

Financial Relations Board

(213) 486-6549

sfeit@frbir.com

CANDELA REPORTS FIRST QUARTER 2009 RESULTS

Announces Houlihan Lokey as Financial Advisor to Explore Full Range of Strategic Alternatives

WAYLAND, MA, October 21, 2008 — Candela Corporation (NASDAQ:CLZR) today reported results for the first fiscal quarter ended September 27, 2008.  Revenues of $26.9 million in the first quarter decreased 24.2 percent from $35.5 million in the comparable prior-year period.  The Company reported a net loss of $4.0 million, or $0.18 per share, for the first fiscal quarter versus net income of $187,000, or $0.01 per share, in the corresponding period last year.

Revenues from lasers and other products in the first quarter decreased to $17.2 million from $26.8 million in the prior year period.  Revenues from product-related services increased to $9.6 million from $8.6 million in the prior year period.

Gross profit margin declined to 39.4 percent in the first quarter from 48.7 percent in the comparative prior-year period primarily due to lower sales volume and product reliability issues.   First quarter 2009 selling, general and administrative expenses, including approximately $3.2 million in legal expenses, remained approximately flat quarter-over-quarter at $15.0 million, however increased on a percentage of sales basis to 55.7 percent from 42.4 percent last year.  Research and development spending for the first quarter decreased to $2.8 million from $3.0 million in the prior year’s quarter.

	Three Months Ended
	September 27,	Septmber 29,
(In thousands)	2008	2007

Revenue
Lasers and other products	$17,241	$26,823
Product-related services	9,632	8,650

Total	$26,873	$35,473

Revenue by Geography
U.S.	$8,987	$16,730
All other countries	17,886	18,743

Gross Margin
Lasers and other products	49.1%	54.1%
Product-related services	21.9%	32.0%
Total gross margin	39.4%	48.7%

For the past few months, the Company has been working with Houlihan Lokey to evaluate strategic options given the challenging conditions facing the aesthetic laser industry.  In light of the recent decline in the Company’s share price, the Company’s Board of Directors has expanded the scope of Houlihan Lokey’s activities to include exploration of a full range of strategic alternatives, including but not limited to, a potential merger or other business combination, to maximize long-term shareholder value.

Gerard E. Puorro, President and Chief Executive Officer said “Our financial results are a reflection of these very challenging economic and business conditions, but we do not believe the current share price appropriately reflects Candela’s operational or financial position, including a brand that we have established as the gold standard in the aesthetic laser market over the last 20 years.”  Puorro continued, “We believe that we possess some of the best employees and distribution partners in the industry and we are committed to acting in the best interest of all of Candela’s constituents.  As a result, we are exploring strategic and operational alternatives to enable Candela and its employees to enhance its customer offerings, augment product distribution and allow our shareholders to benefit from potential synergies inherent in a business combination and participate in the expected recovery of our industry.”

Conference Call Details

The Company will host a conference call today at 5:00 p.m. ET to discuss this announcement. The call can be accessed live by dialing (866) 225-4091 or by visiting Candela Corporation’s website at www.candelalaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1294816, which will be available from 8:30 p.m. ET on October 21, 2008 through 11:59 p.m. ET on October 24, 2008. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in 86 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 20 years ago, and currently has an installed base of over 13,500 systems worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our exploration of strategic and operational alternatives, the expected recovery of our industry, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the availability of, and our ability to successfully implement, strategic and operational alternatives, the cancellation or deferral of customer orders, the risk of a material adverse judgment or increased litigation-related expenses  in pending litigation matters, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 27,	June 28,
	2008	2008
Assets

Current assets:
Cash and cash equivalents	$18,737	$21,059
Marketable securities	8,196	12,131
Accounts receivable, net	34,435	43,320
Notes receivable	756	728
Inventories, net	35,123	33,141
Other current assets	11,980	9,043

Total current assets	109,227	119,422

Property and equipment, net	4,327	4,027

Long-term investments	2,848	3,512
Other assets	28,551	31,134

Total assets	$144,953	$158,095

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$13,520	$15,917
Accrued payroll and related expenses	4,388	4,680
Accrued warranty	5,374	5,373
Other accrued liabilities	8,815	10,176
Current liabilities of discontinued operations	1,192	1,200
Deferred income	11,342	13,614

Total current liabilities	44,631	50,960

Other long-term liabilities	4,862	7,346

Stockholders’ equity
Common stock	262	261
Less: Treasury stock	(24,855)	(24,855)
Additional paid-in capital	74,128	73,174
Accumulated earnings	41,579	45,588
Accumulated other comprehensive income	4,346	5,621

Total stockholders’ equity	95,460	99,789

Total liabilities and stockholders’ equity	$144,953	$158,095

CANDELA CORPORATION

Unaudited Condensed Consolidated Statements of Income (Loss)

(in thousands, except per share data)

	For the three-months ended
	September 27,	September 29,
	2008	2007

Revenue	$26,873	$35,473
Cost of sales	16,296	18,197

Gross profit	10,577	17,276

Operating expenses:
Research and development	2,824	2,996
Selling, general and administrative	14,974	15,028

Total operating expenses	17,798	18,024

Loss from operations	(7,221)	(748)

Other income (expense):
Interest income	243	463
Other income (expense)	(261)	741

Total other income (expense)	(18)	1,204

(Loss) income before income taxes	(7,239)	456

(Benefit from) provision for income taxes	(3,230)	269

Net (loss) income	$(4,009)	$187

Net (loss) income per share of common stock:
Basic	$(0.18)	$0.01

Diluted	$(0.18)	$0.01

Weighted average shares outstanding:
Basic	22,697	22,905

Diluted	22,697	23,105